EXHIBIT 99.1

News             Release             News             Release             News             Release             News

[American Express Logo]

Contacts:	Media:	Joanna Lambert	Michael O’Neill
		212-640-9668	212-640-5951
		joanna.g.lambert@aexp.com	mike.o’neill@aexp.com

Investors/Analysts:		Alex Hopwood	Ron Stovall
		212-640-5495	212-640-5574
		alex.w.hopwood@aexp.com	ronald.stovall@aexp.com

American Express Announces $500 Million Public Equity Offering of Common Stock

NEW YORK, June 1, 2009 -- American Express announced today that it has commenced a public offering of $500 million of its common stock for sale to the public. American Express will also grant the underwriters a 30-day option to purchase up to an additional $75 million of its common stock.

The company will use the capital raised through the equity offering for general corporate purposes which may include, subject to regulatory approval, the partial funding of a repurchase of $3.4 billion of preferred shares issued to the U.S. Treasury as part of the Capital Purchase Program (CPP).

The company announced last month that it was seeking permission to repay the government investment, after receiving a final report from the Federal Reserve that concluded there would be “no capital need” under the more adverse assumptions used by the Supervisory Capital Assessment Program. In accordance with guidance from the Federal Reserve, the company’s public equity offering is a precondition to repurchasing the preferred shares issued to the Treasury.

“We’ve always viewed the Capital Purchase Program as a temporary program and are pleased to be in position to repurchase the preferred shares issued to the Treasury,” said Kenneth I. Chenault, chairman and chief executive officer, American Express.

American Express has filed a shelf registration statement with the Securities and Exchange Commission (SEC) and will file a prospectus supplement related to this offering. Prospective investors should read the registration statement (including the base prospectus), the prospectus supplement and other documents the company has filed with the SEC for more complete information about the company and the offering. This announcement does not constitute an offer to sell or the solicitation of any offer to buy the common stock, nor shall there be any offer or sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus. Investors may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Additionally, the prospectus can be requested by contacting Goldman,

Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 212-902-1171 or 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com.

American Express Company is a leading global payments and travel company founded in 1850.

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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the company’s expectations with respect to the repayment of the CPP investment. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the company’s control). Factors that could cause the company’s results to differ materially can be found in the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, the prospectus relating to the offering and the Company’s other filings with the SEC.